Registration Statement No. 333-275898 Filed pursuant to Rule 433

Bearish PLUS Based on the Inverse Performance of the S&P 500® Index due January 13, 2026

Bearish Performance Leveraged Upside Securities℠

Principal at Risk Securities

This document provides a summary of the terms of the Bearish PLUS. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, and “Selected Risk Considerations” below, before making a decision to invest in the Bearish PLUS.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlier:	The S&P 500® Index (Bloomberg symbol: “SPX”)
Stated principal amount:	$1,000 per Bearish PLUS
Pricing date:	December 23, 2024
Original issue date:	December 27, 2024
Valuation date:	January 8, 2026
Maturity date:	January 13, 2026
Payment at maturity:

You will receive on the maturity date a cash payment per Bearish PLUS determined as follows:

•

If the final underlier value is less than the initial underlier value:

the lesser of (a) $1,000 + ($1,000 × leverage factor × bearish underlier return) and (b) maximum payment at maturity

•

If the final underlier value is greater than or equal to the initial underlier value:

the greater of (a) $1,000 + ($1,000 × bearish underlier return) and (b) $0

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount. You will lose some or all of the principal amount if the final underlier value is greater than the initial underlier value.

Maximum payment at maturity:	$1,550.00 per Bearish PLUS (155.00% of the stated principal amount)
Leverage factor:	400%
Bearish underlier return:	(initial underlier value – final underlier value) / initial underlier value
Initial underlier value:	The closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the valuation date
CUSIP / ISIN:	78017KFG2 / US78017KFG22
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/00009501032401795 1/dp222324_424b2-mseln614spx.htm

The initial estimated value of the Bearish PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $919.79 and $969.79 per Bearish PLUS and will be less than the public offering price of the Bearish PLUS. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

■ The Bearish PLUS ■ The Underlier

HYPOTHETICAL PAYOUT AT MATURITY*
Percentage Change in Final Underlier Value from Initial Underlier Value	Payment at Maturity
110.00%	$0.00
100.00%	$0.00
90.00%	$100.00
80.00%	$200.00
70.00%	$300.00
60.00%	$400.00
50.00%	$500.00
40.00%	$600.00
30.00%	$700.00
20.00%	$800.00
10.00%	$900.00
0.00%	$1,000.00
-2.00%	$1,080.00
-5.00%	$1,200.00
-10.00%	$1,400.00
-13.75%	$1,550.00
-20.00%	$1,550.00
-30.00%	$1,550.00
-40.00%	$1,550.00
-50.00%	$1,550.00
-60.00%	$1,550.00

* All payments are subject to our credit risk

Underlier

For more information about the underlier, including historical performance information, see the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Bearish PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bearish PLUS. Some of the risks that apply to an investment in the Bearish PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, product supplement and preliminary pricing supplement. You should not purchase the Bearish PLUS unless you understand and can bear the risks of investing in the Bearish PLUS.

Risks Relating to the Terms and Structure of the Bearish PLUS

▪	The Bearish PLUS do not pay interest or guarantee return of principal.
▪	The Bearish PLUS provide bearish (inverse) exposure to the performance of the underlier.
▪	The appreciation potential of the Bearish PLUS is limited by the maximum payment at maturity.
▪	Your return on the Bearish PLUS may be lower than the return on a conventional debt security of comparable maturity.
▪	Payments on the Bearish PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the Bearish PLUS.
▪	Any payment on the Bearish PLUS will be determined based on the closing values of the underlier on the dates specified.
▪	The U.S. federal income tax consequences of an investment in the Bearish PLUS are uncertain.

Risks Relating to the Initial Estimated Value of the Bearish PLUS and the Secondary Market for the Bearish PLUS

▪	There may not be an active trading market for the Bearish PLUS; sales in the secondary market may result in significant losses.

▪	The initial estimated value of the Bearish PLUS will be less than the public offering price.
▪	The initial estimated value of the Bearish PLUS is only an estimate, calculated as of the pricing date.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the Bearish PLUS.
▪	Our and our affiliates’ business and trading activities may create conflicts of interest.
▪	RBCCM’s role as calculation agent may create conflicts of interest.

Risks Relating to the Underlier

▪	You will not have any rights to the securities included in the underlier.
▪	Any payment on the Bearish PLUS may be postponed and adversely affected by the occurrence of a market disruption event.
▪	Adjustments to the underlier could adversely affect any payments on the Bearish PLUS.
▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Bearish PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Income Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the Bearish PLUS, and you should consult your tax adviser.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.